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                          [Letterhead of Ropes & Gray]

                                                                     EXHIBIT 5.5

                                January 21, 2003




State Street Corporation
225 Franklin Street
Boston, Massachusetts 02110

Ladies and Gentlemen:

     Reference is made to our opinion dated August 16, 2002 and included as
Exhibit 5.1 to the Registration Statement on Form S-3 (File No. 333-98267), as amended by Post-Effective Amendment No. 1 thereto (the "Registration Statement"), including the prospectus that is part of the Registration Statement (the "Prospectus"), previously filed by State Street Corporation, a Massachusetts corporation (the "Company"), and the co-registrants named therein with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and declared effective on November 27, 2002. We are rendering this supplemental opinion in connection with the prospectus supplements to the Prospectus dated January 14, 2002 (the "Prospectus Supplements") filed by the Company pursuant to Rule 424(b) promulgated under the Securities Act. The Prospectus Supplements relate to the issuance by the Company of: (i) 7,153,000 shares (the "Shares") of its Common Stock, par value $1.00 per share (the "Common Stock"); (ii) 1,725,000 units of 6.75% SPACES (the "Units");
(iii) shares of Common Stock issuable upon settlement of the fixed-share purchase contracts constituting part of the Units (the "Unit Shares"), (iv) $355,670,000 aggregate principal amount of Floating Rate Medium Term Junior Subordinated Debentures (the "Junior Subordinated Debentures"); and (v) an unconditional and irrevocable guarantee (the "Guarantee") of certain payments and obligations of State Street Capital Trust II, a Delaware statutory trust.

     The Junior Subordinated Debentures will be issued under the Junior Subordinated Indenture dated as of December 15, 1996 between the Company and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago, N.A.), as trustee, as amended and supplemented by the First Supplemental Indenture dated as of January 21, 2003 (as so amended and supplemented, the "Junior Subordinated Indenture"). The Units and the Unit Shares will be issued under the Purchase Contract Agreement dated as of January 21, 2003 (the "Purchase Contract Agreement") between the Company and Bank One Trust Company, N.A., as Purchase Contract Agent, and the Pledge Agreement dated as of January 21, 2003 (the "Pledge Agreement") among the Company, Bank One Trust Company, N.A., as Purchase Contract Agent, and Bank One, N.A., as Collateral Agent, Custodial Agent and Securities Intermediary. The Guarantee will be issued under the Guarantee Agreement dated as of January 21, 2003 (the

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State Street Corporation               -2-                      January 21, 2003


"Guarantee Agreement") between the Company and Bank One Trust Company, N.A., as Guarantee Trustee.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

     The opinions expressed herein are limited to matters governed by the laws of The Commonwealth of Massachusetts, the federal laws of the United States of America and the laws of the State of New York. In rendering the opinions expressed below, we have, with your approval, relied as to all matters governed by New York law on the opinions dated January 21, 2003 of Cravath, Swaine & Moore attached hereto as Exhibit A and Exhibit B. Said opinions are satisfactory in form and scope, and we are of the opinion that you and we may properly rely thereon as to such matters.

     Based upon the foregoing, we are of the opinion that:

     1. The Shares have been duly authorized by all necessary corporate action of the Company and, when the Shares have been issued and sold in accordance with the terms of the Underwriting Agreement dated January 14, 2003 among the Company and Goldman, Sachs & Co. and Deutsche Bank Securities, Inc., as representatives of the several underwriters, the Shares will be validly issued, fully paid and non-assessable.

     2. The Units have been duly authorized by all necessary corporate action of the Company and, when (a) the Purchase Contract Agreement and Pledge Agreement have been duly executed and delivered by the parties thereto, (b) the Units have been duly executed, authenticated and delivered in accordance with the Purchase Contract Agreement, and (c) the Units are sold in accordance with the terms of the Underwriting Agreement dated January 14, 2003 among the Company and Goldman, Sachs & Co. and Deutsche Bank Securities, Inc., as representatives of the several underwriters, the Units will constitute the valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

     3. The Unit Shares have been duly authorized and reserved for issuance, and, when issued in accordance with the terms of the Units and the Purchase Contract Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

     4. The Junior Subordinated Debentures have been duly authorized by all necessary corporate action of the Company and, when (a) the Junior Subordinated Indenture has been duly executed and delivered by the parties thereto and (b) the Junior Subordinated Debentures have been duly executed, authenticated and delivered in accordance with the Junior Subordinated

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State Street Corporation               -3-                      January 21, 2003


Indenture against payment of the agreed consideration therefor, the Junior Subordinated Debentures will constitute the valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

     5. The Guarantee has been duly authorized by all necessary corporate action of the Company and, when the Guarantee Agreement has been duly executed and delivered by the parties thereto, it will constitute the valid and binding obligation of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

     The opinions expressed herein do not purport to cover, and we express no opinion with respect to, the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law. The opinions expressed herein are also subject to the qualification that the enforceability of provisions providing for indemnification or contribution may be limited by public policy considerations.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus Supplement under the caption "Legal Matters."

                                    Very truly yours,

                                    /s/ Ropes & Gray
                                    Ropes & Gray